State of Delaware
Secretary of State
Division of Corporations
Delivered 08:21 AM 12/31/2010
FILED 08:30 AM 12/31/2010
SRV 101248119 - 2222789 FILE

CERTIFICATE OF FORMATION

OF

RRI ENERGY SERVICES, LLC

Pursuant to Section 18-201 of the
Delaware Limited Liability Company Act

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1. The name of the limited liability company is RRI Energy Services, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

3. This Certificate of Formation shall be effective at 11:59 p.m. Eastern Standard Time on the 31st day of December, 2010.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 31st day of December, 2010.

By: /s/ Steven B. Nickerson
Name: Steven B. Nickerson
Title: Authorized Person